State of Delaware Secretary of State p. 02 Division of Corporations Delivered 10:53 AM 10/01/2002 FILED 10:53 AM 10/01/2003 SRV 030632261 - 3217874 FILE
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION OF SEVERN CABLE, L.L.C Pursuant to Section 18 of the Delaware Limited Liability Company Act
It is hereby certified that:
FIRST: The name of the limited liability company is Severn Cable, L.L.C., a Delaware limited liability company (the "Company").

          SECOND: In accordance with Section 18-302(d) of the Delaware Limited Liability Company Act and Section 14(c) of the Company's Limited Liability Company Agreement, the sole Member and Management Committee jointly adopted and approved a resolution to amend the Certificate of Formation of the Company as described herein.

THIRD: The Certificate of Formation of the Company is hereby amended by striking out in its entirety ARTICLE FIRST and substituting the following:
"FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Severn Construction Services, L.L.C."
FOURTH: The effective date of this amendment shall be October 1, 2003.

                    IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed in its name and on its behalf by the undersigned authorized person, this 29th day of September, 2003. The undersigned acknowledges, under the penalties for perjury, that this Certificate of Amendment to Certificate of Formation is the act of the Company and that the matters and facts set forth herein are true in all material respects, to the best of his knowledge, information and belief.

SEVERN CABLE, L.L.C. By: /s/ Robert Aylward Robert Aylward, Chairman & Chief Executive Officer